FOR IMMEDIATE RELEASE                                                       NEWS

October 28, 1996                                                     Nasdaq-KNET

KINETIKS.COM, INC., ANNOUNCES NASDAQ SMALL CAP MARKET DE-LISTING, CORPORATE RESTRUCTURING, AND DIRECTOR RESIGNATION RELATED TO NEAR TERM FINANCING

HOUSTON, Texas - Kinetiks.com, Inc. today announced that its common stock will be removed from trading on The Nasdaq Small Cap Market effective October 28, 1996 because the Company has not maintained the required minimum dollar levels of $2,000,000 in total assets and $1,000,000 in capital and surplus. Company President Greg Carr stated, "this resulted because of the cumulative losses the Company has incurred while building its leading position as the premiere site on the World Wide Web in the multi-billion dollar market for recreational water-related businesses and enthusiasts."

The Company also announced that it sent a letter of cancellation to the NYSE-member investment banking company which it had previously retained as placement agent for the sale of the Company's capital stock. It is the view of management that a successful closing of that placement would not be completed in the near term.

The Company is currently in various stages of discussions with potential strategic partners and financial investors with a view to acquiring additional financing for the Company in the near to mid-term.

The Company has entered into an asset-based financing arrangement of up to $200,000 with a Houston-based merchant banking firm and is also exploring a broader financial relationship with that firm. In order to avoid potential conflicts of interest and to allow the Company to maximize it's near term financing alternatives, Mr. Sam Humphreys, who is affiliated with that merchant banking firm, has submitted his resignation as a member of the Board of Directors of the Company.

The Company is in the process of implementing a restructuring plan which has as its financial target the reduction of monthly expenses to more closely approximate the projected monthly cash flow generated by collection of current amounts due on existing contracts, scheduled payments due upon reduction of existing backlog, and projections of cash flow from potential new contracts. Management of the Company believes that if it is successful in obtaining additional short term financing, it can implement this restructuring without material impairment of production capabilities or levels of customer support or sales. However, the Company cannot guarantee it will be able to obtain additional financing or meet it's projected cash flow. In addition, the Company is beginning new sales and marketing relationships with three of it's magazine partners that will leverage the publishers sales forces to produce joint revenue streams. Magazine sales personnel will sell web services to their existing clients utilizing the Company's web site production expertise.

Kinetiks.com, Inc. is a website and content developer for the World Wide Web. The Company provides web services to over 500 marine industry businesses through the leading super-site, Internet Waterway (TM), dedicated to the $54 billion recreational water sports industry. The Company has agreements to produce electronic editions of the leading industry magazines, marine industry retailer sites on the World Wide Web, as well as exclusive endorsements from top industry associations.

Contact:  James Waldrop, 713-359-7638